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                                                                    Exhibit 99.2


         NET 1 UEPS TECHNOLOGIES, INC. ANNOUNCES REVERSE STOCK SPLIT IN CONNECTION WITH PLANNED LISTING ON THE NASDAQ NATIONAL MARKET

Johannesburg, South Africa -- May 26, 2005 -- Net 1 UEPS Technologies, Inc. (OTCBB:NUEP) ("Net 1" or the "Company") announced today that its board of directors unanimously approved a one-for-six reverse stock split of its capital stock. In addition, the Company announced its intention to list Net 1's common stock on the Nasdaq National Market. Under Florida corporate law, the reverse stock split is not subject to the approval of Net 1's shareholders. The reverse stock split will become effective on June 13, 2005, when the Company files a charter amendment with the Secretary of State of the State of Florida.

As a result of the reverse stock split, every six shares of Net 1's common stock will be combined into one share of common stock and every six shares of Net 1's special convertible preferred stock will be combined into one share of special convertible preferred stock. Similar adjustments will be made to Net 1's outstanding options and other stock-based awards. Fractional shares of common stock will not be issued as a result of the reverse stock split. Instead, all fractional shares will be rounded up to one whole share.

About Net 1 (www.net1ueps.com)

Net 1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net 1's system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net 1's system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including, but not limited to, Net 1's most recent report on Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.


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Contact:

         Net 1 UEPS Technologies, Inc.
         William Espley
         Net1 Investor Relations
         (604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
         www.net1ueps.com